Exhibit 14

PLANTRONICS.
World Leader in Communications Headsets

Worldwide Code of Business Conduct and Ethics

     Table of Contents

General Introduction & Importance of Code	4
Business Conduct & Ethics	5
Reporting Potential Violations	5
Conflicts of Interest	7
Employment/Outside Employment	7
Outside Directorships	8
Business Interests	8
Investing in a Private Company	8
Investing in a Public Company	8
Investments in Venture Funds	8
Honoraria	9
Inventions, Books, & Publications	9
Industry Associations	9
Related Parties	9
Employment of Relatives	10
Gifts & Gratuitues	10
Corporate Opportunities	11
Loans to Directors & Executive Officers	11
Other Situations	11
Protecting Confidential & Proprietary Info	12
Disclosure of Plantronics Confidential Information	13
Requests by Regulatory Authorities	13
Handling the Confidential Information of Others	13
Appropriate Nondisclosure Agreements	13
Need-to-Know	14
Notes & Reports	14
Competitive Information	14
Financial Integrity	15
Protecting Plantronics Assets	17
Physical Access Control	17
Plantronics Funds	17
Software	17
Obligations Under Securities Laws	18

Worldwide Code of Business Conduct and Ethics

Financial Information	18
Operating Developments	18
Proposed Business Activities	18
Insider Trading	18
Trading Blackout Period	19
Prohibition Against Short Selling of Plantronics Stock	19
Antitrust	20
Payment Practices	21
Prohibition Against Side Letters	21
Political Contributions	21
Records Management	22
Foreign Corrupt Practices Act	23
Export Controls	24
Design, Development, & Production Technology	24
Products & Technology	24
Violation & Suspicious Activities Reporting	24
Responsibilities to Customers, Suppliers & Competitors	25
Fair Dealing in General	25
Customer Relationships	25
Copyright Standard	25
Selecting Suppliers	25
Government Relations	26
Free & Fair Competition	26
Industrial Espionage	27
Compliance with Employment Laws & Workplace Rights	28
Media Contact	29
Waiver of Provisions of this Code	30
Disciplinary Actions	31
Additional Information	31
Acknowledgement	32

Worldwide Code of Business Conduct and Ethics

General Introduction & Importance of Code

Plantronies’ associates (which consists of all employees of Plantronics), officers and directors are expected to accept certain responsibilities, adhere to acceptable business principles in matters of personal conduct, and exhibit a high degree of personal integrity at all times. Our standards of business conduct demand honesty, sincerity and fairness in dealing with associates, vendors, business partners, the communities in which we live, potential investors, investors and competitors. Maintaining the highest standard of business ethics is key to our corporate culture and enhances our relationship with all with whom we interact or represent.

This Code is designed to, among other things, deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that Plantronics files with, or submits to, the United States Securities and Exchange Commission and in other public communications made by Plantronics;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of this Code; and

•	accountability for adherence to this Code.

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Business Conduct & Ethics, Reporting Violations, and Non-retaliation Policy For Plantronics Associates, Officers and Directors

Plantronics is a publicly held company and therefore has a responsibility to pay constant attention to all legal boundaries and to comply with all applicable laws, rules, regulations and disclosures. This means that Plantronics’ associates, officers and directors need to follow both the letter and the spirit of the law using their good judgment and do the right ethical thing even when the law is not specific. This Code is intended to outline areas where associates, officers and directors are expected to comply with legal requirements as well as give examples of our standards of honest and ethical business conduct.

Associates, officers (including, among others, Plantronics’ principal executive officer, principal financial officer, principal accounting officer, and controller, or persons performing similar functions) and directors of Plantronics, and our subsidiaries, are expected to read and understand this Code, adhere to these standards in day-to-day activities, and comply with all applicable policies and procedures.

REPORTING POTENTIAL VIOLATIONS

Plantronics maintains a workplace where associates who reasonably believe that they are aware of questionable accounting, internal accounting controls or auditing matters or the reporting of fraudulent financial information to our stockholders, the government or the financial markets, can raise these concerns free of any harassment, discrimination or retaliation. Part of your job and ethical responsibility is to help enforce this Code.

If you discover events of a questionable, fraudulent or illegal nature that are, or may be, in violation of the guidelines set forth in this Code including but not limited to conflicts of interest, fraud, harassment, policy violations, environmental violations, substance abuse, theft and workplace violence, you should report the matter immediately to the Plantronics Legal Department, by sending an email to general.counsel@plantronics.com who, in his or her discretion, may provide this information to the Chairman of the Audit Committee of the Board of Directors. You may also report the matter on a confidential (and, at your choice, anonymous) basis through Ethicspoint by going to their website http: //www.ethicspoint.com or by calling them toll-free at 1 (800) 499-8621.

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All reports of alleged violations will be promptly and thoroughly investigated, and all information disclosed during the course of the investigation will remain confidential, except as necessary to conduct the investigation and take any remedial action or to comply with any applicable law, in accordance with applicable law. If, at the conclusion of our investigation, it is determined that a violation of this Code has occurred, we will take prompt remedial action commensurate with the severity of the offense. This may include disciplinary action against the accused party, up to and including termination. Reasonable and necessary steps will also be taken to prevent any further violations of the policy at issue. Legal proceedings that could involve civil and/or criminal liability may also be commenced.

This Code is intended to create an opportunity for our associates and officers, to express concerns relating to corporate accountability including questionable accounting or auditing matters, alleged violations of Plantronics’ company policies, prohibitions, alleged violations of federal and state statutes, national or other regional laws, and allegations of corporate misdeeds.

No discrimination, harassment or retaliation against any person who, in good faith, reports such violations or allegations will be tolerated. Anyone who retaliates against an individual under such circumstances will be subject to disciplinary action, up to and including termination of employment.

When you have finished your review of this Code, you will be asked to provide your acknowledgement, which states, among other things, that you have received, read and understand this Code.

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Conflicts of Interest

Every associate, officer and director is expected to conduct business within guidelines that prohibit actual and potential conflicts of interest. An actual or potential conflict of interest arises when an associate’s, officer’s or director’s loyalties or actions are divided between Plantronics and those of another, such as a competitor, supplier or customer, or is in a position to influence a decision that may result in a personal gain or benefit for that associate, officer or director (or that associate’s, officer’s or director’s relative or significant other) as a result of Plantronics’ business dealings. (See ‘Related Parties’ on page 9 for the definitions of “relative” and “significant other.”) For instance, personal gain may result when an associate, officer or director or relative of such person has significant ownership in a company with which Plantronics does business, or when any kickback, bribe, substantial gift, or special consideration is provided to an associate, officer or director or relative of such person by a third party as a consequence of the associate’s involvement in a Plantronics business transaction or such associate’s, officer’s or director’s position with Plantronics.

If you have any influence on transactions involving purchases, contracts, leases or other corporate affairs, it is critical that you disclose to the Legal Department the possibility of any actual or potential conflict of interest so that safeguards can be established to protect you, Plantronics and any third parties involved in the transaction.

The following guidelines have been developed to help you avoid any activity, agreement, business investment, or interest that could be in conflict with Plantronics’ interests or that could interfere with your duty and ability to best serve Plantronics. If you are unsure whether a conflict exists, please seek further clarification by contacting the Legal Department for more information.

EMPLOYMENT/OUTSIDE EMPLOYMENT

Associates should devote their best efforts and full attention to the full-time performance of their job at Plantronics. You therefore should manage your outside activities in such a way that your performance at Plantronics does not suffer or interfere with your job performance. Outside employment that does not present such a conflict is acceptable but you may not work for any Plantronics’ supplier, reseller, customer, developer or competitor, or in any activity that is in Plantronics’ present or reasonably anticipated future business plans. Additionally, you must disclose to us any interest you have that may conflict with Plantronics’ business.

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OUTSIDE DIRECTORSHIPS

It is a conflict of interest to serve as a director of any company that competes with any Plantronics’ entity. Although you may serve as a director of a Plantronics supplier, customer, developer, or other business partner, our policy requires that you first obtain approval from Plantronics’ General Counsel or Chief Financial Officer before accepting a directorship. Members of Plantronics Board of Directors must first obtain the consent of the Nominating and Governance Committee of the Board of Directors before accepting a new directorship position. Any compensation you receive must be commensurate to your responsibilities. Confidentiality regarding Plantronics non-public information must be maintained in the execution of your Board of Director’s duties with other companies. Plantronics may at any time rescind prior approval in order to avoid a conflict or appearance of a conflict of interest for any reason deemed to be in the best interest of Plantronics.

BUSINESS INTERESTS INVESTING IN A PRIVATE COMPANY

If you or a relative (as defined ‘Related Parties’ on page 9) are considering investing in a Plantronics’ customer, supplier, developer or competitor, you must first take great care to ensure that these investments do not compromise your responsibilities to Plantronics. Many factors should be considered in determining whether a conflict exists, including: the size and nature of the investment; your ability to influence Plantronics’ business decisions; your access to Plantronics’ confidential information or of the other company; and the nature of the relationship between Plantronics and the other company.

INVESTING IN A PUBLIC COMPANY

Passive investments of not more than one percent of total outstanding shares of companies listed on a national or international securities exchange, or quoted daily by the New York Stock Exchange, NASDAQ or any other regional exchange board, are permitted without Plantronics’ approval— provided the investment is not so large financially either in absolute dollars or percentage of the associates’ total investment portfolio that it creates the appearance of a conflict of interest. Any such investment must not involve the use of confidential “inside” or proprietary information, such as confidential information that might have been learned about the other company on account of Plantronics’ relationship with the other company. Investments in diversified publicly traded mutual funds are not deemed subject to these conflict of interest guidelines, provided confidentiality requirements are observed.

INVESTMENTS IN VENTURE FUNDS

Just as investments in publicly traded mutual funds are not deemed to pose a conflict of interest since such investors do not control the timing of fund investments or dispositions, there is no general restriction on you investing in private venture funds that, in turn, invest in start-ups. Given that investors in venture funds are “limited partners” and do not have influence in the decision making of the funds, we have deemed these investments appropriate from the standpoint of conflicts with the venture firm itself.

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At the same time, general conflict of interest rules outlined above apply to your relationship with known portfolio companies of private venture capital funds in which you have invested. Just as in the case of investments in private companies described above, you should not invest in funds where it is likely that you will be responsible for recommending, reviewing or transacting business with a known portfolio company of the fund. You will be expected to not participate in Plantronics’ relationship with that company if such a situation arises after the investment commitment has been made.

HONORARIA

Speaking at events, when it is determined to be in Plantronics’ best interests, is considered part of an associate’s normal job responsibilities. Because associates will be compensated by Plantronics for most or all of their time spent preparing for, attending, and delivering presentations approved by management, associates should not request or negotiate a fee or receive any form of compensation (excepting the novelties, favors or entertainment described below) from the organization that requested the speech, unless the associate first receives express authorization from the Plantronics vice president for their organization, alternatively, a fee can be accepted provided it is donated to the Plantronics Donation Committee or other non-profit charitable organization.

INVENTIONS BOOKS & PUBLICATIONS

Plantronics associates, officers and directors must receive written permission from the Plantronics General Counsel before developing, outside of Plantronics, any products, software, or intellectual property that is or may be related to Plantronics’ current or potential business.

INDUSTRY ASSOCIATIONS

Membership on boards of industry associations generally do not present financial conflicts of interest. However, associates, officers and directors should be sensitive to possible conflicts with Plantronics’ business interests, if, for instance, the association takes a position adverse to Plantronics’ interests or those of key customers.

RELATED PARTIES

You should avoid conducting Plantronics business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role. Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships and in-laws. Significant others include persons living in a spousal (including same sex) or familial fashion with an associate or with whom the associate, officer or director has a business or investment relationship outside Plantronics.

If a related party transaction appears to be unavoidable, you must fully disclose the nature of the related party transaction to Plantronics’ Legal Department.

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If the related party transaction is determined by Plantronics’ General Counsel to be material to Plantronics, the Plantronics’ Audit Committee must review and approve the matter in writing in advance of any such related party transactions.The most significant related party transactions, particularly those involving Plantronics’ directors or executive officers, must be reviewed and approved in writing in advance by Plantronics’ Audit Committee. Plantronics must report all such material related party transactions under applicable accounting rules, federal securities laws, Securities and Exchange Commission rules and regulations, and any applicable securities market, stock exchange or stock quotation system rules and regulations. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to the related business.

EMPLOYMENT OF RELATIVES

Plantronics discourages, without approval of the Vice President of Human Resources, the employment of relatives and significant others in positions or assignments within the same department and prohibits the employment of such individuals in positions that have a financial dependence or influence (e.g., an auditing or control relationship, or a supervisor/subordinate relationship). If two associates marry, become related, or enter into an intimate relationship, they may not remain in a reporting relationship or in positions where one individual may affect the compensation or other terms or conditions of employment of the other individual. Plantronics will attempt to identify other available positions for the affected associates; however, Plantronics cannot guarantee continued employment for any affected person. If a question arises about whether a relationship is covered by this policy, the Human Resources Department is responsible for determining whether an applicant or transferee’s acknowledged relationship is covered by this policy. If a prohibited relationship exists or develops between two associates, the associate in the senior position must bring this to the attention of his/her supervisor. Plantronics retains the prerogative to separate the individuals at the earliest possible time, either by reassignment or by termination of employment, if necessary.

GIFTS AND GRATUITIES

Under no circumstances may anyone acting on behalf of Plantronics accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that could be perceived as, or is intended to, directly or indirectly, influence any business decision, any act or failure to act, any commission of fraud, or opportunity for the commission of any fraud. Similarly, Plantronics’ associates, officers and directors may not offer or make any such payments or gifts. Associates may give or receive inexpensive gifts (generally anything under $50 or local equivalent in value) to or from any supplier, customer, or government agent for special occasions such as a wedding, birthday, the birth of a child, or holiday gifts, etc.

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Any gifts in excess of $50 at any time, such as Plantronics’ gear, must be approved in writing in advance with the functional Senior Vice President or the Legal Department prior to giving the gift. Associate participation in business lunches and dinners with customers and suppliers is allowed if it involves a legitimate business objective.

What is acceptable in the commercial business environment may be entirely unacceptable in dealings with the government. Therefore, associates must adhere to the relevant laws and regulations governing relationships with government customers and suppliers. Inexpensive gifts (generally anything under $50 or local equivalent in value), infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. However, no associate may accept tickets or invitations to entertainment when the prospective host will not be present at the event with the associate. Questions regarding whether a particular payment or gift violates this policy are to be directed to the Legal Department.

CORPORATE OPPORTUNITIES

Associates, officers and directors are prohibited from (unless it is disclosed fully in writing to Plantronics’ Board of Directors and the Board of Directors declines to pursue such opportunity or consents to such matter) (a) taking for themselves personally opportunities that are discovered through the use of Plantronics property, information or position, (b) using Plantronics property, information or position for personal gain, and (c) competing with Plantronics.

LOANS TO DIRECTORS & EXECUTIVE OFFICERS

Loans from Plantronics to directors and executive officers, or guarantees of obligations of such persons by Plantronics, are prohibited, unless otherwise permitted by applicable law. Loans by Plantronics to other officers and associates, or guarantees of obligations of such persons by Plantronics must be approved in advance by the Board of Directors or a committee designated by the Board of Directors.

OTHER SITUATIONS

Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts in your mind, you should consult the Legal Department for guidance.

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Protecting Confidential and Proprietary Information

In general, associates, officers and directors should maintain the confidentiality of information entrusted to them by Plantronics or its customers, except when disclosure is authorized or required by law (which such disclosure should be coordinated through the Legal Department).

Plantronics’ confidential and proprietary information is a valuable asset that all associates, officers and directors must protect. All confidential and proprietary information must be used for Plantronics’ business purposes only and safeguarded by every Plantronics’ associate, officer and director. Proprietary information is defined as information that was developed, created, discovered by or on behalf of Plantronics, or that became known by or was conveyed to Plantronics, that has commercial value in Plantronics’ business or that Plantronics does not want publicly disclosed. It includes but is not limited to trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and any other information of any type relating to designs, product specifications, configurations, toolings, or schematics, research, manufacture, assembly, installation, marketing, pricing, customers, salaries and terms of compensation of Plantronics’ associates, or other financial data concerning any of the foregoing or the company and its operations generally. If confidential or proprietary information is transmitted over the internet, appropriate steps should be taken to prevent the misappropriation of the information. Protecting information includes its proper labeling, safeguarding, securing and disposal in accordance with Plantronics’ Document Retention, Filing, and Destruction Policy and also extends to confidential information of third parties that Plantronics has rightfully received under non-disclosure agreements.

As a condition of employment, associates are required to sign the Employee Patent, Secrecy and Invention Agreement. This Agreement sets forth rules regarding confidentiality, discusses prior inventions, requires associates to list items they may be bringing from a prior employer, and requires the assignment of inventions and other proprietary rights to Plantronics. This is an obligation of confidence and trust with respect to Plantronics business information and applies to the business of any client, customer, or other business affiliate of any Plantronics’ entity.

If you improperly use or disclose trade secrets or confidential business information, you will be subject to disciplinary action, up to and including termination of employment and legal action, even if you do not actually benefit from the disclosed information.

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DISCLOSURE OF PLANTRONICS CONFIDENTIAL INFORMATION

To further Plantronics business, from time to time our confidential information may be disclosed to potential business partners. However, such disclosure should never be done without carefully considering its potential benefits and risks. If you determine in consultation with your manager and other appropriate Plantronics’ management that disclosure of confidential information is necessary, you must ensure that an appropriate written nondisclosure agreement is signed prior to the disclosure. Plantronics has standard nondisclosure agreements suitable for most disclosures that are available on our Intranet, or from our Legal Department. You must not sign a third party’s nondisclosure agreement or accept changes to Plantronics standard nondisclosure agreements without review and approval by Plantronics Legal Department.

REQUESTS BY REGULATORY AUTHORITIES

Plantronics must cooperate with appropriate government inquiries and investigations. All government or regulatory requests for information, documents or investigative interviews must be referred immediately to Plantronics’ Legal Department.

HANDLING THE CONFIDENTIAL INFORMATION OF OTHERS

Plantronics has many kinds of business relationships with many companies and individuals. Sometimes, these companies and individuals will provide Plantronics with confidential information about their products or business plans to permit Plantronics to evaluate a potential business relationship. We must take special care to handle the confidential information of others responsibly and in accordance with any agreements we have with those parties.

APPROPRIATE NONDISCLOSURE AGREEMENTS

Confidential information may take many forms. An oral presentation about a company’s product development plans may contain protected trade secrets. A customer list or associate list may be a protected trade secret. A demo of an alpha version of a company’s new software may contain information protected by trade secret and copyright laws. You should never accept information offered by a third party that is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information. Plantronics’ Legal Department can provide nondisclosure agreements to fit any particular situation, and will help guide appropriate execution of such agreements. Even after a nondisclosure agreement is in place, you should accept only the information necessary to accomplish the purpose of receiving it, such as a decision on whether to proceed to negotiate a deal. If more detailed or extensive confidential information is offered and it is not necessary for Plantronics’ immediate purposes, it should be refused or promptly returned.

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NEED TO KNOW

Once a third party’s confidential information has been disclosed to Plantronics, we have an obligation to abide by the terms of the relevant nondisclosure agreement and limit the information’s use to the specific purpose for which it was disclosed. You may only disseminate it to other Plantronics’ associates with a need to know the information. Every associate involved in a potential business relationship with a third party must understand and strictly observe the restrictions on the use and handling of confidential information. When in doubt, consult the Legal Department.

NOTES AND REPORTS

When reviewing the confidential information of a third party under a nondisclosure agreement, it is natural to take notes or prepare reports summarizing the results of the review. Notes or reports, however, can include confidential information disclosed by the other party and should be treated just as any other disclosure of confidential information is treated: marked as confidential and distributed only to those Plantronics associates with a need to know.

COMPETITIVE INFORMATION

You should never attempt to obtain a competitor’s confidential information by improper means, and you should especially never contact a competitor regarding their confidential information. While Plantronics may, and does, employ former employees of competitors, we recognize and respect the obligations of those associates not to use or disclose the confidential information of their former employers.

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Financial Integrity: Maintaining and Managing Books and Records

As a public company, Plantronics, through its associates, officers and directors of Plantronics’ entities worldwide, has a responsibility to provide full, fair, accurate, timely and understandable disclosure of its business and financial condition in the reports and documents we file with, or submit to, the United States Securities and Exchange Commission and in other public communications made by Plantronics. The integrity of our financial information is paramount. Plantronics’ financial information helps guide the decisions of our Board of Directors and is relied upon by our stockholders and the financial markets.

It is Plantronics’ policy to maintain books, records and accounts in reasonable detail to accurately and fairly reflect all of Plantronics’ transactions. Plantronics and its subsidiaries will maintain a system of internal accounting controls sufficient to reinforce policy compliance.

All associates are responsible for following Plantronics’ procedures for carrying out and reporting business transactions, obtaining the appropriate authorization from management for those transactions, and retention of appropriate documentation in accordance with the Plantronics Records Retention Policy. These record keeping requirements are in addition to all other Plantronics’ financial policies. No associate shall knowingly fail to implement a system of appropriate internal controls or falsify any book, record or account. This policy of accurate and fair recording also applies to an associate’s maintenance of time reports, expense accounts and other personal Plantronics records.

No associate or non-associate director of Plantronics may interfere with or seek to improperly influence, directly or indirectly, the auditing of Plantronics’ financial records. Violation of this provision shall result in disciplinary action, up to and including termination, and may also subject you to substantial civil and criminal liability.

It is Plantronics’ policy to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that it files with or submits to the Securities and Exchange Commission and in other public communications.

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If you become aware of or suspect any improper or questionable transaction, accounting or auditing practice or matters within Plantronics, or if you believe Plantronics’ internal accounting controls are deficient or improper or Plantronics is not providing full, fair, accurate, timely and understandable disclosures in its periodic filings with the Securities and Exchange Commission or in other public communications, you should report the matter immediately to the Plantronics’ General Counsel who is responsible for providing the information to the Chairman of the Audit Committee of the Board of Directors or on a confidential (and, at your choice, anonymous) basis through Ethicspoint by going to their website http: //www.ethicspoint.com or by calling them toll-free at 1 (800) 499-8621. There will be no retaliation, harassment or discrimination against a person who, in good faith, discloses such information. All such complaints or reports shall be retained by Plantronics for a period of time to be determined by the Audit Committee or a subcommittee thereof.

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Protecting Plantronics’ Assets

All associates, officers and directors should protect Plantronics’ assets and ensure their efficient use. Our associates, officers and directors are responsible for using Plantronics resources and property (including time, materials, equipment and proprietary information) primarily for Plantronics’ business purposes and not for any such person’s personal benefit.

PHYSICAL ACCESS CONTROL

Plantronics has and will continue to develop procedures covering physical access control to ensure privacy of communications, maintain the security of Plantronics’ communication equipment, and safeguard Plantronics assets from theft, misuse and destruction. You are personally responsible for complying with the level of access control that may be implemented in the facility where you work on a permanent or temporary basis.

PLANTRONICS FUNDS

Every Plantronics’ associate is personally responsible for all Plantronics funds over which he or she exercises control. Anyone who is not a Plantronics’ associate should not be allowed to exercise control over Plantronics’ funds. Plantronics funds are to be used only for Plantronics business purposes and every expenditure, including expense reports, must be supported by accurate and timely records.

Associates, officers and directors should not have any expectation of privacy with respect to information transmitted over, received by, or stored in any electronic communications device owned, leased, or operated in whole or in part by or on behalf of Plantronics and its subsidiaries. To the extent permitted by applicable local law, Plantronics retains the right to access any such information at any time, either with or without an associate’s or third party’s knowledge, consent or approval.

SOFTWARE

All software used by associates to conduct Plantronics business must be appropriately licensed. Plantronics respects the intellectual property of others and does not condone making or using illegal or unauthorized copies of any software. Plantronics’ IT Department will inspect Plantronics equipment periodically to verify that only approved and licensed software has been installed. Any non-licensed/supported software will be removed. Disciplinary action, up to and including termination of employment, may be taken against any associate who makes or uses illegal or unauthorized copies of software.

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Obligations Under Securities Laws — “Insider” Trading

Obligations under United States securities laws apply to all associates worldwide. In the normal course of business, officers, directors and associates of Plantronics may come into possession of significant, sensitive material information about Plantronics or another company with which Plantronics either has or is contemplating a relationship. Inside information may include, but is certainly not limited to, the following:

FINANCIAL INFO

Financial information (for example, company earnings information or estimates, dividend increases or decreases, liquidity problems or changed projections);

OPERATING DEVELOPMENTS

Operating developments (for example, new product developments, changes in business operations or extraordinary management developments, large increases or decreases in orders); or

PROPOSED BUSINESS ACTIVITIES

Proposed business activities (for example, proposed or agreed mergers, acquisitions, divestitures, major investments, restructurings).

This information is the property of Plantronics. You have been entrusted with it. You may not profit from it by buying or selling securities yourself, or passing on the information to others to enable them to profit or for them to profit on your behalf. The misuse of sensitive information is contrary to this Code and U.S. securities laws.

INSIDER TRADING

Insider trading is a crime, penalized by fines of up to $5,000,000 and twenty years in jail for individuals. Civil penalties include a fine of up to three times the profits made (or losses avoided) from the trading, disgorgement of any profits made, injunctions against future violations and private lawsuits. Criminal penalties include possible imprisonment of up to twenty years in jail.

Employers and other controlling persons (including supervisory personnel) are also at risk under U.S. securities laws. Controlling persons may, among other things, face penalties of the greater of $5,000,000 or three times the profits made (or losses avoided) by the trader if the controlling persons recklessly fail to take preventive steps to control insider trading. This means that Plantronics could be punished for illegal trading behavior by individuals it has entrusted to act in accordance with the law.

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It is important both to you and Plantronics, as a company with shares of stock traded on the public market, that insider-trading violations not occur. You should be aware that stock market surveillance techniques are highly sophisticated, and becoming more so each day. The chance that U.S. federal or other regulatory authorities will detect and prosecute even small-level trading is significant. Insider trading rules are strictly enforced, even in instances when the financial transactions seem small.

TRADING BLACKOUT PERIOD

Plantronics has imposed a trading blackout period on members of the Board of Directors, executive officers and all associates. These directors, executive officers and associates generally may not trade in Plantronics’ securities during the blackout period. Plantronics’ usual blackout period is defined as four weeks before the end of the fiscal quarter up until three days after the release of earnings for the quarter or fiscal year. The only exception to that rule is for payroll-funded purchases under the 401(k) plan or payroll-funded purchases under the Employee Stock Purchase Plan. Please note that sales of 401(k) Plan or Employee Stock Purchase Plan stock and any other open market transactions may only take place during an open stock trading window period. Cessation of trading during blackout periods applies not only to market trades but also any open limit or other trades - they must be canceled if they have not executed prior to the close of the stock-trading window.

Be advised that even during an open trading window period, trades using inside information are prohibited. “Inside information” is any information that has not been disclosed to the public and would be material to a decision by an investor to buy, sell or hold securities of Plantronics. Any person with regular access to inside information must discuss any proposed trade with the General Counsel, Plantronics’ Insider Trading Compliance Officer, before any trading is done. If you have any questions, please feel free to contact the General Counsel at extension 7847 in Santa Cruz. If you have questions on the exercise of vested Plantronics stock options, please contact Plantronics’ Equity Plan Administrator, at extension 7761 for Santa Cruz, or the Equity Plan Administrator for your region.

PROHIBITION AGAINST SHORT SELLING OF PLANTRONICS STOCK

No Plantronics’ director, officer or other associate may, directly or indirectly, sell any equity security (including derivatives) of Plantronics if he or she: (1) does not own the security sold; or (2) if he or she owns the security, does not deliver it against such sale (a “short sale against the box”) within twenty days thereafter or does not within five days after such sale deposit it in the mails or other usual channels of transportation.

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No Plantronics director, officer or other associate may engage in short sales, where a short sale, as defined in this Code, means any transaction whereby one may benefit from a decline in Plantronics’ stock price. While associates who are not executive officers or directors are not prohibited by law from engaging in short sales of Plantronics’ securities, Plantronics has adopted as policy that associates may not do so.

ANTITRUST

The economy of the United States, and of most nations in which Plantronics does business, is based on the principle of a free competitive market. To ensure that this principle is played out in the marketplace, most countries have laws prohibiting certain business practices that could inhibit effective competition. The antitrust laws are broad and far-reaching. They touch upon and affect virtually all aspects of Plantronics’ operations. Plantronics strives to avoid conduct that may even give the appearance of being questionable under applicable antitrust laws. Each associate should keep those thoughts in mind when going about his/her job, because the penalties for violations can be quite serious, both to Plantronics and to the individual. Whether termed antitrust, competition, or free trade laws, the rules are designed to keep the marketplace thriving and competitive.

In all cases where there is question or doubt about a particular activity or practice, associates should contact the Plantronics Legal Department before proceeding.

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Payment Practices

PROHIBITION AGAINST SIDE LETTERS

Included among the many securities laws with which we have to comply are rules concerning the proper reporting of financial information. Plantronics’ revenue recognition policy sets forth a prohibition on “side letters” (written or oral agreements with customers that would modify or supercede the terms or current or previous purchase orders or contracts). Should Associates become aware of the existence of any side agreement, they must immediately report the existence of any side agreement to the Legal Department, as set forth in this Code.

POLITICAL CONTRIBUTIONS

It is Plantronics’ policy to comply fully with all local, state, federal, foreign and other applicable laws, rules and regulations regarding political contributions. Plantronics’ funds or assets must not be used for, or be contributed to, political campaigns or political practices under any circumstances without the prior written approval of Plantronics’ General Counsel, Chief Executive Officer or Chief Financial Officer and, if required, the Board of Directors. Associates, officers or directors who make personal contributions should refrain from using any reference to Plantronics. Of course, you remain free to make personal contributions of time or money but you may not do so in a manner that either interferes with your Plantronics duties or infers Plantronics’ endorsement of your actions.

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Records Management

The Plantronics Legal Department has company-wide responsibility for developing, administering and coordinating Plantronics’ records management program, and the issuance of filing, retention and destruction guidelines for documents included in all forms of media (e.g., paper, microfiche, magnetic, photographic, video, audio or electronic) on which information may be stored.

Consult the Plantronics Records Retention Policy for information on the retention and destruction of specific categories of information. All Plantronics associates are required to adhere to the policies and procedures set forth in the aforementioned document. The policy establishes our requirements for the retention, filing, and destruction of documents. It provides for the prompt disposal of unnecessary documents and for the identification, indexing, filing, retention and systematic destruction of Plantronics documents that are maintained. The disposal or destruction of any Plantronics documents are subject to, among other things, any federal, state or other law, rule or regulation or any pending claim or legal action, any governmental investigation or administration of any matter or any other official proceeding to which any such documents relate and/or to which Plantronics is subject. Whenever it becomes apparent that documents will be required in connection with a claim or legal action, governmental investigation or any other matter or official proceeding, all documents likely to lead to the discovery of admissible evidence should be preserved and ordinary disposal of documents in areas pertaining to any such claim, legal action, governmental investigation, matter or other official proceeding should be suspended. If an employee is uncertain whether documents in his or her area should be preserved because of their potential relevance to a claim, legal action, governmental investigation, matter or other official proceeding, the Legal Department should be consulted.

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Foreign Corrupt Practices Act

Plantronics requires full compliance with the Foreign Corrupt Practices Act (FGPA). The anti-bribery and corrupt payment provisions of the FGPA make illegal any corrupt offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of: (1) influencing any act or failure to act, in the official capacity of that foreign official or party; or (2) inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, to obtain or retain business for anyone, or direct business to anyone. Further, no contract or agreement may be made with any business in which a government official or associate holds a significant interest, without the prior approval of Plantronics’ General Counsel.

All Plantronics associates and their managers, whether located in the United States or abroad, are responsible for FCPA. FCPA compliance includes Plantronics’ policy on Financial Integrity: Maintaining and Managing Books and Records on page 15.

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Export Controls

The United States is among a number of countries maintaining controls on the destinations to which products or software may be exported. The U.S. regulations are complex and apply both to exports from the United States and to exports of products from other countries, when those products contain U.S.-origin components or technology. Software created in the United States is subject to these regulations even if duplicated and packaged abroad. In some circumstances, an oral presentation containing technical data made to foreign nationals in the United States may constitute a controlled export. The Legal Department can provide you with guidance on which countries are prohibited destinations for Plantronics or other products or whether a proposed shipment of Plantronics products, other products or a technical presentation to foreign nationals may require a U.S. government license.

DESIGN DEVELOPMENT & PRODUCTION TECHNOLOGY

Design, Development, and Production Technology. Export of design, development, and production technology is subject to national security, foreign policy, and anti-terrorism laws and regulations.

Associates must obtain written authorization from a member of the Plantronics Legal Department before providing design, development, or production technology to nationals or territories of countries that have not ratified global weapon non-proliferation treaties. Non-disclosure agreements do not constitute written authorization to transfer design, development, or production technology.

Use technology and technology that has been made publicly available, with the exception of cryptography, may be exported to all foreign nationals and territories except those embargoed or sanctioned by the United States.

PRODUCTS & TECHNOLOGY

Products & Technology. Under no circumstances shall associates or those with whom Plantronics does business engage in marketing, service, or sales of products or technology to embargoed or sanctioned territories without written authorization from the Legal Department

VIOLATION & SUSPICIOUS ACTIVITIES REPORTING

Associates should contact the Plantronics Legal Department if they know or have reason to believe that any party (e.g. partners, users, associates) has or intends to violate United States or local country laws or regulations.

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Responsibilities to our Customers, Suppliers, Channel and Competitors

FAIR DEALING IN GENERAL

Each associate, officer and director should endeavor to deal fairly with Plantronics’ customers, suppliers, competitors and associates and should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

CUSTOMER RELATIONSHIPS

If your job puts you in contact with any Plantronics’ customers or potential customers, it is critical for you to remember that you represent Plantronics to the people with whom you are dealing. Act in a manner that creates value for our customers and helps to build a relationship based upon trust. Plantronics and its associates have provided products and services for many years and have built up significant goodwill over that time. This goodwill is one of our most important assets, and Plantronics associates must act to preserve and enhance our reputation.

COPYRIGHT STANDARD

Plantronics subscribes to many publications that help associates do their jobs better. These include newsletters, reference works, online reference services, magazines, books, and other digital and printed works. Copyright law generally protects these works, and their unauthorized copying and distribution constitute copyright infringement. You must first obtain the consent of the publisher of a publication before copying publications or significant parts of them. When in doubt about whether you may copy a publication, consult the Legal Department.

SELECTING SUPPLIERS

Plantronics’ suppliers make significant contributions to our success. To create an environment where our suppliers have an incentive to work with Plantronics, they must be confident that they will be treated lawfully and in an ethical manner. Plantronics’ policy is to purchase supplies based on need, quality, service, price and terms and conditions. Plantronics has a rigorous vendor qualification process and procedure which should be strictly adhered to when selecting significant suppliers or entering into significant supplier agreements. In selecting suppliers, Plantronics does not discriminate on the basis of race, color, religion, sex, national origin, age, sexual preference, marital status, medical condition, veteran status, physical or mental disability, or any other characteristic protected by federal, state or local law.

A supplier to Plantronics is generally free to sell its products or services to any other party, including Plantronics competitors. In some cases where the products or services have been designed, fabricated, or developed to Plantronics’ specifications, the agreement between the parties may contain restrictions on sales.

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GOVERNMENT RELATIONS

Plantronics’ policy is to comply fully with all applicable laws and regulations governing contact and dealings with government employees and public officials, and to adhere to high ethical, moral and legal standards of business conduct. This policy includes strict compliance with all local, state, federal, foreign and other applicable laws, rules and regulations. If you have any questions concerning government relations, you should contact Plantronics’ Legal Department.

FREE AND FAIR COMPETITION

Most countries have well-developed bodies of law designed to encourage and protect free and fair competition. Plantronics is committed to obeying both the letter and spirit of these laws. The consequences of not doing so can be severe for all of us.

These laws often regulate Plantronics’ relationships with its distributors, resellers, dealers, and customers. Competition laws generally address the following areas: pricing practices (including price discrimination), discounting, terms of sale, credit terms, promotional allowances, secret rebates, exclusive dealerships or distributorships, product bundling, restrictions on carrying competing products, termination, and many other practices.

While Plantronics will compete vigorously in whatever markets we enter, we will always do so in a manner that is fair, honest, ethical and legal. While it is appropriate to demonstrate and show the features of Plantronics products, Plantronics will not use advertisements or messages that are misleading in their presentation of either Plantronics’ or the competitors products, either expressly or inferentially. In addition, Plantronics will compete based on our strengths and will not unfairly disparage or impugn the products of others.

Competition laws also govern, usually quite strictly, relationships between Plantronics and its competitors. As a general rule, contacts with competitors should be limited and should always avoid subjects such as prices or other terms and conditions of sale, customers, and suppliers. Remember that our channel partners may be Plantronics competitors as well and they certainly compete with one another. Plantronics associates must never engage in any act to facilitate collusion or illegal acts by channel partners. Participating with competitors in a trade association or in a standards creation body is acceptable when the association has been properly established, has a legitimate purpose, and has limited its activities to that purpose.

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No associate shall at any time or under any circumstances enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, allocation of product or geographic markets, allocation of customers, limitations on production, boycotts of customers or suppliers, or bids or the intent to bid or even discuss or exchange information on these subjects. Similarly, resellers of Plantronics’ products must remain free to set their own resale terms, including prices, and no Plantronics associate may force, coerce or reach any agreement with a reseller about the prices at which Plantronics products will be resold. In some cases, legitimate joint ventures with competitors may permit exceptions to these rules as may bona fide purchases from or sales to competitors on non-competitive products, but Plantronics’ Legal Department must review all such proposed ventures in advance. These prohibitions are absolute and strict observance is required. Collusion among competitors is illegal, and the consequences of a violation are severe.

Although the spirit of these laws, known as “antitrust,” “competition,” or “consumer protection” or unfair competition laws, is straightforward, their application to particular situations can be quite complex. To enable Plantronics to comply fully with these laws, each of us should have a basic knowledge of them and should involve our Legal Department early on when questionable situations arise.

INDUSTRIAL ESPIONAGE

It is Plantronics’ policy to lawfully compete in the marketplace. This commitment to fairness includes respecting the rights of our competitors and abiding by all applicable laws in the course of competing. Plantronics expects its competitors to respect our rights to compete lawfully in the marketplace, and we must respect their rights equally. Plantronics associates may not steal or unlawfully use the information, material, products, intellectual property, or proprietary or confidential information of anyone including suppliers, customers, business partners or competitors.

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Compliance with Employment Laws and Workplace Rights

It is Plantronics goal to provide a positive, creative and rewarding work environment. Plantronics wishes to attract, motivate and retain the best workforce possible. Success goes hand in hand with individual associate accountability. Associates are expected, at all times, to act in a way that reflects favorably on themselves, co-workers, and Plantronics’ best interests. That conduct should be modeled on Plantronics’ values: Passion, People, Customers, Creativity, and Teamwork. Associates are expected to avoid behavior or activities that may interfere with Plantronics’ operation or with the rights of others. This not only involves sincere respect for the rights and feelings of others, but also demands that associates conduct their business life accordingly and refrain from any behavior that might be harmful to themselves, co-workers, or visitors. Conduct that Plantronics considers unacceptable includes, but is not limited to: any act of dishonesty, including lying theft or misappropriation of money, supplies, information, equipment or time; any act that calls into question the associate’s integrity, such as falsification of Plantronics records and documents; competing in business with Plantronics, working for a competitor, divulging trade secrets or confidential information; inappropriately using company facilities or company paid time at or away from work; engaging in any criminal conduct that may affect Plantronics or its reputation; any act that may create a dangerous situation, e.g. the carrying of weapons on Plantronics premises, assaulting an individual, disregarding safety standards or reporting to work intoxicated or under the influence of drugs; illegal manufacture, possession, use, sale, distribution, or transportation of drugs; or violation of Plantronics non-discrimination and/or harassment guidelines. Plantronics work environment, worldwide, is based on respect for one another at all times and respect for workplace laws in each jurisdiction in which Plantronics does business. Applicable laws may include, but are not limited to, equal employment opportunity statutes, the Americans with Disabilities Act, drug-free workplace mandates, and rules or regulations promoting a work environment that is free of discrimination and unlawful harassment.

Plantronics provides equal employment opportunities without regard to race, religion, color, national origin, gender, physical or mental disability, medical condition, marital status, age, veteran status, sexual orientation, political belief or activity, or any other factor protected by law. This policy applies to recruitment, hiring, training and development, promotion, transfer, termination, layoff, compensation, benefits, social programs, and other conditions and privileges of employment in accordance with applicable federal, state, and local laws. This Code incorporates Plantronics’ associate policies as set forth in the Plantronics Associate Handbook which is published on our Intranet. Any alleged violation of these policies should be reported as set forth in Section 1 above.

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Media Contact

Our Chief Executive Officer has designated specific associates to communicate matters regarding any Plantronics entity with the news media. If you are approached for interviews or comments by the press, you must immediately refer such inquiries to the Public Relations Manager at your site or for your region.

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Waiver of Provisions of this Code

Any waiver of any provision of this Code for a member of the Plantronics’ Board of Directors or an executive officer of Plantronics must be approved in writing by Plantronics’ Board of Directors and promptly disclosed to Plantronics’ stockholders to the extent required by law or the rules of the New York Stock Exchange or any other stock exchange or trading or quotation system on which Plantronics stock is traded or quoted. Any waiver of any provision of this Code with respect to any other associate must be approved in writing by Plantronics’ General Counsel, Chief Financial Officer, or Chief Executive Officer.

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Disciplinary Actions

The matters covered in this Code are of the utmost importance to Plantronics, its stockholders and its business partners, and are essential to Plantronics’ ability to conduct its business in accordance with its stated values. We expect all of our directors, officers and associates to adhere to these rules in carrying out their duties for Plantronics.

Plantronics will take appropriate action against any director, officer or associate whose actions are found to violate these policies or any other policies of Plantronics. Disciplinary actions may include immediate termination of employment or business relationship at Plantronics’ sole discretion. Determinations of the type of disciplinary action to be taken will be made by the Chief Financial Officer or Chief Executive Officer of Plantronics, or in the case of disciplinary action to be taken against an executive officer or director, by the Audit Committee. Plantronics will strive to take prompt and consistent action against violations of this Code. Where Plantronics has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, Plantronics will cooperate fully with the appropriate authorities.

If an alleged violation of this Code is disputed by an associate, such alleged violation will be investigated by the General Counsel or the Chief Financial Officer of Plantronics, who shall make a determination following such investigation as to whether or not such a violation has occurred. If an alleged violation of this Code is disputed by an executive officer, senior financial officer or director, such alleged violation will be investigated by the Audit Committee of Plantronics, which shall make a determination following such investigation as to whether or not such a violation has occurred. Such a determination by the Chief Financial Officer, General Counsel or Audit Committee, as the case may be, shall be final.

Additional Information

Nothing in this Code creates or implies an employment contract or term of employment. Employment at Plantronics is in many cases employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the company. Nothing in this Code shall limit the right to terminate employment at-will. No associate of the company with limited exceptions specified below has any authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to Plantronics’ policy of employment at-will. Only certain authorized officers of Plantronics have the authority to make any such agreement, which must be in writing. In certain foreign jurisdictions, employment at will is not permitted and an employee and the company will have an employment agreement. In those situations, an employee who has a written employment agreement executed by an authorized officer of Plantronics will not be an employment at will employee.

The policies in this Code do not constitute a complete list of company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.

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Acknowledgement

I acknowledge that I have received and read the Plantronics Worldwide Code of Business Conduct and Ethics.

I acknowledge that I understand the standards, policies and procedures contained in the Worldwide Code of Business Conduct and Ethics and understand that there may be additional standards, policies, procedures, laws, rules and regulations relevant to my position.

I agree to comply with the policies and procedures set forth in the Worldwide Code of Business Conduct and Ethics at all times during my employment and/or service to Plantronics.

If I have questions concerning the meaning of the Worldwide Code of Business Conduct and Ethics, or the legal and regulatory requirements applicable to my position, I acknowledge that it is my responsibility to consult the Legal Department, and I acknowledge that I can do so knowing that my questions to the Legal Department will be maintained in confidence (except as necessary to conduct any investigation and take any remedial action or to comply with any applicable law) and that I will not be subject to retaliation for asking such questions.

I acknowledge that neither this Acknowledgement nor the Worldwide Code of Business Conduct and Ethics is meant to vary or supersede the regular terms and conditions of my employment by or service to Plantronics or to constitute an employment contract.

I further understand that the Worldwide Code of Business Conduct and Ethics may be amended or modified from time to time unilaterally by Plantronics as part of Plantronics’ continued program of compliance with applicable law.

Name

Signature

Date

Please electronically sign and acknowledge the Worldwide Code of Business Conduct and Ethics

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